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Exhibit 99.1

QWEST COMMUNICATIONS REPORTS FOURTH QUARTER 2003 NET LOSS PER DILUTED SHARE OF $0.17; FULL YEAR 2003 EARNINGS PER DILUTED SHARE OF $0.93

Unaudited (in millions, except per share amounts)	Q4 2003	Q4 2002	% Change	2003	2002	% Change
Operating Revenues	$3,498	$3,705	(5.6)	$14,288	$15,371	(7.0)
(Loss)/Income from Continuing Operations	$(282)	$1,053	nm	$(1,213)	$(17,618)	nm
Net (Loss)/Income	$(307)	$2,735	nm	$1,612	$(38,468)	nm
(Loss)/Earnings per Diluted Share	$(0.17)	$1.61	nm	$0.93	$(22.87)	nm
  •
  Access Line Loss Continued at the Same Rate as Third Quarter 2003

  •
  Fourth Quarter Investments Generate Strong Customer Response to New Qwest Choice™ Packages

  •
  Long-Distance Continues Strong Growth—Consumer Penetration in the First Eight States Launched Exceeds 26 Percent

  •
  DSL Growth Accelerates—10 Percent Growth in the Quarter to Finish the Year with 637,000 Customers

  •
  Total Debt Reduced by $5 Billion During 2003

  •
  Free Cash Flow from Operations Increased by $463 Million in 2003 over 2002 (reference Attachment C for a reconciliation of this non-GAAP financial measure)

        DENVER, February 19, 2004—Qwest Communications International Inc. (NYSE: Q) today announced fourth quarter and full year 2003 financial and operating results. The reported net loss for the quarter was $307 million, or $0.17 per diluted share, and net income was $1.6 billion, or $0.93 per diluted share for the year.

        "We made a number of strategic investments during the quarter that are designed to stimulate growth in key service areas. The early returns for these activities, which include the launch of our new Qwest Choice™ packages, tell us that we have momentum heading into 2004," said Richard C. Notebaert, Qwest chairman and CEO. "These initiatives strengthen our competitive position and have had a positive impact on customers, as witnessed by the more than three-fold increase in average daily orders for new local Qwest packages."

Financial Results

        Revenue for the quarter was $3.5 billion, a 5.6 percent decrease from the fourth quarter of 2002. For the full year, revenue was $14.3 billion compared to $15.4 billion for 2002, or a decline of seven percent. Growth of long-distance and business and consumer data revenue in the quarter partially offset the continued competitive pressures in local voice and wireless services, as well as the de-emphasis of certain non-core services.

        Total cost of sales plus selling, general and administrative (SG&A) expenses for the quarter were $2.6 billion, compared to $2.5 billion for the fourth quarter of 2002. Investments made in the quarter to support product launches, as well as increased pension and retiree healthcare costs, were the primary drivers of the increase.

        Total cost of sales and SG&A expenses for the full year were $10.9 billion compared to $11.3 billion in 2002. Excluding the $393 million pre-tax charge to terminate certain unconditional purchase obligations in the third quarter, total cost of sales were flat. SG&A expenses decreased by $673 million in 2003. The decrease in SG&A was the result of focused cost savings initiatives and a reduction in bad debt expense, which more than offset increased costs to support investments in key growth areas and higher pension and retiree healthcare expenses.

        The net loss for the fourth quarter was $307 million, or $0.17 per diluted share. For the quarter, the loss from continuing operations was $282 million, compared to a gain from continuing operations of $1.1 billion for the fourth quarter of 2002. In the fourth quarter of 2002, reported net income was $2.7 billion, or $1.61 per diluted share. For the full year, the loss from continuing operations was $1.2 billion, compared to a loss of $17.6 billion in 2002. The full year net income for 2003 was $1.6 billion, or $0.93 per diluted share, compared to a net loss of $38.5 billion, or $22.87 per diluted share for 2002.

        Capital expenditures for the quarter were $615 million, compared to $561 million for the fourth quarter of 2002. The increase is primarily associated with the deployment of additional DSL facilities. For the full year, capital expenditures totaled $2.1 billion, compared to $2.8 billion in 2002.

        "In 2003, we significantly strengthened the company's financial position and put in place a series of initiatives designed to grow market share and better leverage our voice, data and video assets," said Oren G. Shaffer, Qwest vice chairman and CFO. "We continue to see an opportunity for revenue growth in 2004. With our strong focus on cost management, a $2 billion capital program, and lower interest expense, we expect improvements in 2004 free cash flow."

Liquidity and Balance Sheet Strengthened

        Since December 31, 2002, Qwest's total debt position has been reduced by $5 billion through a combination of strategic transactions including debt-for-debt and debt-for-equity exchanges, as well as cash repurchases. During the quarter, the company successfully completed the purchase of approximately $3 billion of outstanding debt through a cash tender offer and reduced the credit facility by $500 million.

        In addition, the recently completed offer for $1.775 billion in notes will allow the company to further extend maturities. The existing credit facility was fully paid off and a new $750 million revolver has been put in place but has not been drawn. A previously announced cash tender offer for $963 million in debt is scheduled to expire on February 26, 2004. As of February 12, $921 million in notes were tendered and paid. The company expects annual interest expense savings to be $250 million in 2004.

        Including the cash paid to terminate certain unconditional purchase obligations in the third quarter, free cash flow from operations for the year was $87 million—representing a $463 million improvement over 2002 (reference Attachment C for a reconciliation of this non-GAAP financial measure).

Qwest Choice and Product Launch Update

        The company posted strong growth in local service area long-distance and DSL, increased package penetration, and experienced stabilization in access line trends. Following the introduction of the Qwest Choice package in mid-December, Qwest has seen further improvement in key operating metrics in early 2004.

        Qwest increased its long-distance subscriber base by 36 percent in the fourth quarter. As of year end, the company had approximately 2.3 million long-distance customers. In the first eight states that Qwest offered long-distance, more than 26 percent of the consumer lines include long-distance services—exceeding the company's 25 percent year-end penetration target. Since the introduction of Qwest Choice in mid-December, the net subscriber additions per day have more than doubled. Qwest has also signed more than 700 contracts with medium and large business local service customers in the first three months following the launch of long-distance voice, data and Internet Protocol services.

        In the quarter, the number of DSL lines increased by 60,000, or 10 percent, to a total of 637,000 lines at the end of the year. Approximately 80 percent of the growth in DSL lines occurred in the second half of 2003, as the service area was expanded to over 1,000 additional neighborhoods and communities. The success of the Qwest Choice package has driven an increase of over 30 percent in weekly DSL line additions in early 2004 compared to the fourth quarter of 2003. Qwest plans to expand the DSL coverage area from 45 percent to more than 60 percent of total access lines by the end of 2004—increasing the availability of DSL to more than 6 million homes.

        Access line loss continued at the same rate as the third quarter 2003. Total access lines, excluding the impact of 145,000 MCI lines disconnected in the second quarter, decreased by 3.9 percent year-over-year compared to 4.4 percent in the fourth quarter of 2002. Sequentially, access lines declined 0.9 percent for both the third and fourth quarters of 2003. Since the launch of Qwest Choice, average consumer primary line losses have improved more than 30 percent.

        The company continues working with Sprint to finalize the introduction of national wireless calling plans. The company expects to roll out services on March 1 to customers in its 14-state local service area.

        Two national customer satisfaction surveys of local service providers conducted in 2003—the American Customer Satisfaction Index and J.D. Power and Associates—showed Qwest is generating positive momentum with customers as a result of its Spirit of Service initiatives. Both surveys showed that Qwest improved in all categories, attributes and components of customer satisfaction. Customer service, as measured by the Customer Transaction Survey, has increased from 58 percent of customers that rated Qwest services as excellent to very good at the end 2002 to 65 percent at the end of 2003.

        Qwest plans to expand its VoIP coverage to the entire Minneapolis/St. Paul consumer market and introduce its business VoIP offering in the first half of 2004. Plans are in place to offer VoIP services in all major metropolitan markets within Qwest's local region by the end of 2004.

        Qwest recently announced plans to offer stand-alone DSL—a revolutionary approach to delivering broadband service for customers who no longer require traditional phone service. Stand-alone DSL provides simplicity, flexibility and competitive prices and allows customers to purchase only the services they want or need, including VoIP.

        In addition, Qwest finalized its wide area networking services offering—Qwest iQ Networking(sm)—which is now being offered to businesses across the U.S. The Qwest iQ Networking solution provides feature-rich communications platforms that help customers simplify their networks while still leveraging their existing technology investments.

Conference Call Today

        As previously announced, Qwest will host a conference call for investors and the media today at 8:30 a.m. EST with Richard C. Notebaert, Qwest chairman and CEO and Oren G. Shaffer, Qwest vice chairman and CFO. The call can be heard on the Web at www.qwest.com/about/investor/meetings.

About Qwest

        Qwest Communications International Inc. (NYSE: Q) is a leading provider of voice, video and data services to more than 25 million customers. The company's 47,000 employees are committed to the "Spirit of Service" and providing world-class services that exceed customers' expectations for quality, value and reliability. For more information, please visit the Qwest Web site at www.qwest.com.

# # #

Forward Looking Statement Note

        This release may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by us with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: access line losses due to increased competition, including from technology substitution of our access lines with wireless and cable alternatives; the duration and extent of the current economic downturn in our 14-state local service area, including its effect on our customers and suppliers; our substantial indebtedness, and our inability to complete any efforts to de-lever our balance sheet through asset sales or other transactions; any adverse outcome of the SEC's current investigation into our accounting policies, practices and procedures and certain transactions; any adverse outcome of the current investigation by the U.S. Attorney's office in Denver into certain matters relating to us; adverse results of increased review and scrutiny by Congress, regulatory authorities, media and others (including any internal analyses) of financial reporting issues and practices or otherwise; further delays in making required public filings with the SEC; rapid and significant changes in technology and markets; any adverse developments in commercial disputes or legal proceedings, including any adverse outcome of current or future legal proceedings related to matters that are the subject of governmental investigations, and, to the extent not covered by insurance, if any, our inability to satisfy any resulting obligations from funds available to us, if any; potential fluctuations in quarterly results; volatility of our stock price; intense competition in the markets in which we compete including the likelihood of certain of our competitors emerging from bankruptcy court protection or otherwise reorganizing their capital structure and competing effectively against us; changes in demand for our products and services; acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; adverse changes in the regulatory or legislative environment affecting our business; and changes in the outcome of future events from the assumed outcome included in our significant accounting policies.

        The information contained in this release is a statement of Qwest's present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Qwest's assumptions. Qwest may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Qwest's assumptions or otherwise. The cautionary statements contained or referred to in this release should be considered in connection with any subsequent written or oral forward-looking statements that Qwest or persons acting on its behalf may issue. This release may include analysts' estimates and other information prepared by third parties for which Qwest assumes no responsibility.

        The company expects to file in March 2004 its form 10-K for the year-ended December 31, 2003. Please refer to the form 10-K for a full description of 2003 results.

        Qwest undertakes no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

        By including any information in this release, Qwest does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

        The Qwest logo is a registered trademark of Qwest Communications International Inc. in the U.S. and certain other countries.

Contacts:	Media Contact: Tyler Gronbach 303-992-2155 tyler.gronbach@qwest.com	Investor Contact: Stephanie Comfort 800-567-7296 IR@qwest.com

ATTACHMENT A

QWEST COMMUNICATIONS INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
(UNAUDITED)

	Three Months Ended December 31			Twelve Months Ended December 31
			% Change			% Change
	2003	2002		2003	2002
REVENUES:	$3,498	$3,705	(5.6)	$14,288	$15,371	(7.0)
OPERATING EXPENSES:
Cost of sales	$1,517	$1,449	$5	$6,386	$6,032	5.9
Selling, general and administrative	1,128	1,028	9.7	4,546	5,219	(12.9)
Depreciation and amortization	798	805	(0.9)	3,167	3,847	(17.7)
Impairment and Other	46	47	(2.1)	343	19,190	(98.2)

Operating income (loss)	9	376	(97.6)	(154)	(18,917)	99.2
OTHER EXPENSE (INCOME):
Interest expense—net	436	464	(6.0)	1,757	1,789	(1.8)
Other	$(37)	$(1,823)	$(98)	$(179)	$(591)	(69.7)

Total other expense (income)—net	399	(1,359)	(129.4)	1,578	1,198	31.7
Income tax (expense) benefit	108	(682)	(115.8)	519	2,497	(79.2)

(Loss) gain from continuing operations	(282)	1,053	(126.8)	(1,213)	(17,618)	93.1
(Loss) gain from discontinued operations and accounting changes, net of tax	(25)	1,682	(101.5)	2,825	(20,850)	113.5

NET (LOSS) INCOME	$(307)	$2,735	(111.2)	$1,612	$(38,468)	104.2

Diluted loss per share	$(0.17)	$1.61	(110.6)	$0.93	$(22.87)	104.1

ATTACHMENT B

QWEST COMMUNICATIONS INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS)
(UNAUDITED)

	December 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$1,756	$2,253
Other current assets	$2,663	$4,119

Total current assets	4,419	6,372
Property, plant and equipment—net, and other assets	21,800	22,973

Total assets	$26,219	$29,345

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Short-term borrowings	$1,869	$2,772
Accounts payable & other short term liabilities	3,679	4,110

Total current liabilities	5,548	6,882
Long-term borrowings	15,639	19,768
Other long term liabilities	5,948	5,525
Stockholders' deficit	(916)	(2,830)

Total liabilities and stockholders' deficit	$26,219	$29,345

ATTACHMENT C

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(DOLLARS IN MILLIONS)
(UNAUDITED)

	Year Ended December 31,
	2003	2002
OPERATING ACTIVITIES FROM CONTINUING OPERATIONS	$2,175	$2,388

INVESTING ACTIVITIES FROM CONTINUING OPERATIONS	$(2,340)	$(2,738)

FINANCING ACTIVITIES FROM CONTINUING OPERATIONS	$(4,856)	$(789)

NON-GAAP FINANCIAL MEASURE RECONCILIATION—FREE CASH FLOW FROM OPERATIONS:(1)

	Twelve Months Ended December 31,
	2003	2002
Cash provided by operating activities	$2,175	$2,388
Less: Expenditures for property, plant and equipment	(2,088)	(2,764)

Free cash flow from operations	$87	$(376)

(1)
Free cash flow from operations is a non-GAAP measure representing a key metric for valuation in the investment community. We also use free cash flow from operations internally for a variety of purposes, including setting targets for compensation.

ATTACHMENT D

QWEST COMMUNICATIONS INTERNATIONAL INC.
SELECTED CONSOLIDATED DATA
(DOLLARS IN MILLIONS)
(UNAUDITED)

	As of and for the Three Months Ended December 31,
			% Change
	2003	2002
OPERATING REVENUES:
Local voice	$1,672	$1,882	(11.2%)
Long-distance	$494	$472	$0
Access	237	248	(4.4%)

Total voice services	2,403	2,602	(7.6%)
Data and Internet services	948	948	0.0%

Total wireline segment revenues	3,351	3,550	(5.6%)
Wireless segment revenues	137	144	(4.9%)
Other services revenues	10	11	(9.1%)

Total revenues	$3,498	$3,705	(5.6%)

Capital expenditures (in millions)	$615	$561	9.6%
Total employees(1)	46,876	50,788	(7.7%)
DSL:
In-region subscribers (in thousands)	637	510	24.9%
Qualified households/businesses (in millions)	5.1	4.2	21.4%
DSL equipped central offices	628	428	46.7%
Subscribers per equipped central office	1,016	1,192	(14.8%)
Wireless/PCS:
Revenues (in millions)	$137	$144	(4.9%)
Subscribers (in thousands)	871	1,034	(15.8%)
ARPU (in dollars)	$44	$45	(2.2%)
Penetration	3.83%	4.66%	(17.8%)
Access lines (in thousands):(2)
Business access lines
Retail lines	4,607	5,050	(8.8%)
Resale lines	50	68	(26.5%)
UNE-P	948	490	93.5%
Unbundled loop	586	483	21.3%

Total business access lines	6,191	6,091	1.6%

Consumer access lines
Primary line	8,636	9,224	(6.4%)
Additional ine	1,275	1,574	(19.0%)
Public line(3)	107	117	(8.5%)

Total consumer access lines	10,018	10,915	(8.2%)

Total access lines	16,209	17,006	(4.7%)

Minutes of use from Carriers and CLECs (in millions)	13,729	14,806	(7.3%)
Voice grade equivalent access lines (in thousands):(2)
Business	56,530	52,134	8.4%
Consumer	11,942	12,458	(4.1%)

Total voice grade equivalents	68,472	64,592	6.0%

(1)
Total employees at December 31, 2003 does not include Qwest Dex employees of approximately 1,450 because Qwest Dex was sold prior to this date. The December 31, 2002 includes approximately 1,391 Qwest Dex employees.

(2)
Access line and voice grade equivalent data has been adjusted for current period presentation. A voice-grade equivalent is the amount of capacity required to carry one telephone call. A voice-grade equivalent line is the outcome of measuring all residential and business access lines, and private line channel terminations as if they were converted to single access lines that have the ability to transmit and receive only one voice transmission at a time.

(3)
Public access lines represent lines serving public payphones.

(4)
Product revenue categories have been adjusted for current period presentation. Voice services revenues are now inclusive of revenues related to billing services and managed services previously classified with data and Internet services. In addition, a portion of other service revenues have been reclassified with voice services.

ATTACHMENT E

QWEST COMMUNICATIONS INTERNATIONAL INC.
REVISED OPERATING REVENUES—QUARTERLY DATA
(DOLLARS IN MILLIONS)
(UNAUDITED)

	2003					2002
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
OPERATING REVENUES:(1)
Local voice	$1,819	$1,781	$1,744	$1,672	$7,016	$1,978	$1,951	$1,909	$1,882	$7,720
Long-distance	453	475	476	494	1,898	563	543	518	472	2,096
Access	239	231	238	237	945	270	269	235	248	1,022

Total voice services	2,511	2,487	2,458	2,403	9,859	2,811	2,763	2,662	2,602	10,838
Data and Internet services	948	947	948	948	3,791	972	956	921	948	3,797

Total wireline segment revenues	3,459	3,434	3,406	3,351	13,650	3,783	3,719	3,583	3,550	14,635
Wireless segment revenues	152	153	152	137	594	188	183	179	144	694
Other services revenues	13	9	12	10	44	12	9	10	11	42

Total revenues	$3,624	$3,596	$3,570	$3,498	$14,288	$3,983	$3,911	$3,772	$3,705	$15,371

(1)
Product revenue categories have been adjusted for current period presentation. Voice services revenues are now inclusive of revenues related to billing services and managed services previously classified with data and Internet services. In addition, a portion of other services revenues has been reclassified with voice services.

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QWEST COMMUNICATIONS REPORTS FOURTH QUARTER 2003 NET LOSS PER DILUTED SHARE OF $0.17; FULL YEAR 2003 EARNINGS PER DILUTED SHARE OF $0.93
ATTACHMENT A
ATTACHMENT B
ATTACHMENT C
ATTACHMENT D
ATTACHMENT E